Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Form S-1 (No.333-284863) of Indaptus Therapeutics, Inc. (the “Company”) of our report dated March 13, 2025, relating to our audits of the Company’s consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts.”

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

March 13, 2025